Exhibit 99(r)

UBS Alternative Investment Group Funds and the UBS
Alernative Investment Group

Dated: August 1, 2005

Code of Ethics of the UBS Alternative Investment Group Funds

I.	Background and Introduction

            This Code of Ethics has been separately adopted by each of the funds (each, a "Fund"1) and investment advisers (each, an "Adviser") associated with the UBS Alternative Investment Group ("AIG") identified on Schedule I hereto, and also by UBS Financial Services Inc., as principal underwriter for the Funds ("UBS Financial Services"). This Code of Ethics incorporates AIG's Procedures for Personal Investing and Administration for Code of Ethics (the "Procedures"). Capitalized terms used herein and not otherwise defined have the meanings given to such terms in Schedule II hereto.

            This Code of Ethics applies generally to all Access Persons of AIG and of the Funds.

            AIG takes the potential for conflicts of interest very seriously. As such, all Access Persons must report promptly any violations of this Code of Ethics to the Chief Compliance Officer of the Funds (who is responsible for reporting violations to the directors of the Funds).

            It is fundamental that the persons governed by this Code of Ethics understand and accept the fiduciary responsibility that is owed to the Funds and, as applicable, to other clients of the Advisers ("Clients" and, individually, a "Client").2 In furtherance of such fiduciary duty, persons subject to this Code of Ethics will at all times:

•	Adhere to the highest standards of ethical conduct;

•	Place the interests of the Funds and other Clients first;

•	Conduct the business of the Funds and the Advisers and effect all personal securities transactions consistent with this Code of Ethics in such a manner so as to avoid any actual or potential conflict of interest with the Funds and other Clients, and also avoid any abuse of an individual's position of trust and responsibility;

•	Refrain from taking inappropriate advantage of his or her position with a Fund or an Adviser; and

•	Act at all times in accordance with the Federal Securities Laws, and other applicable laws and regulations.

______________________

(1) Note: None of the Funds is a "money market fund" within the meaning of Rule 2a-7 under the Investment Company Act of 1940.

(2) An investor in a Fund is not a "Client" of the Adviser.

            The Federal Securities Laws includes the following two rules, among others:

            Rule 17j-1. Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), provides that it is unlawful for any Access Person, in connection with the purchase or sale of any Covered Security held or to be acquired by a Fund, to:

•	Employ any device, scheme or artifice to defraud the Fund;

•	Make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•	Engage in any manipulative practice with respect to the Fund.

           Rule 17j-1 also provides that the Funds and their Advisers and UBS Financial Services Inc., as principal underwriter, must adopt codes of ethics containing provisions reasonably necessary to prevent Access Persons from violating Rule 17j-1. This Code of Ethics is designed to comply with the requirements of Rule 17j-1.

           Rule 204A-1. Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), requires that each Adviser establish, maintain and enforce a code of ethics that includes:

•	Standards of business conduct that are required of Access Persons of such Adviser, which standard must reflect the Adviser's fiduciary obligations and those of such Access Persons;

•	Provisions requiring Access Persons of such Adviser to comply with applicable Federal Securities Laws;

•	Provisions that require all Access Persons of such Adviser to report, and each such Adviser to review, personal securities transactions and holdings periodically;

•	Provisions requiring Access Persons of such Adviser to report any violations of this Code of Ethics promptly to the Chief Compliance Officer; and

•	Provisions requiring each such Adviser to provide each Access Person of such Adviser with a copy of this Code of Ethics and any amendments, and requiring each such Access Person to provide a written acknowledgment of their receipt of this Code of Ethics and any amendments.

           This Code of Ethics is designed to comply with the requirements of Rule 204A-1.

II.	Provisions

           PROVISION ONE: PERSONAL RESPONSIBILITY. You must take personal responsibility for assuring that your personal Securities transactions are not connected with any of the fraudulent conduct described above. AIG has adopted the Procedures to help you make this determination. However, AIG places primary responsibility for this determination with you. Therefore, you must assure that your personal investing does not violate this Code of Ethics before you submit a proposed personal investment transaction for any reviews or approvals required by this Code of Ethics or by any other UBS or AIG policies or procedures regarding personal investing.

            PROVISION TWO: DISCLOSURE. All Access Persons, other than Independent Fund Directors, must report to AIG and the Funds the following:

Holdings. Your personal securities holdings in Covered Securities (and the location of such holdings) within 10 days of becoming an Access Person, and annually thereafter.

Transactions. Your personal transactions in Covered Securities at least quarterly, within 30 days of the end of a quarter.

These reporting obligations apply to all holdings and transactions in Securities in which you are considered to have a Beneficial Interest, either directly or through Immediate Family Members or otherwise.

            If you are an Independent Fund Director, you must make quarterly transaction reports only if, during the preceding quarter, you traded a Security when you knew, or reasonably should have known, either that a Fund had traded the same or equivalent Security3 (or any Security of the same issuer) within the prior 15 days, or that a Fund would be trading the same or equivalent Security (or any Security of the same issuer) within the next 15 days.

            The Chief Compliance Officer may exempt any transaction from one or more trading prohibitions in writing under limited circumstances if the transaction is not inconsistent with the purpose of this Code of Ethics. The Chief Compliance Officer or his her designee shall review all Securities holdings reports and all securities transaction reports, or materials submitted in lieu thereof, and shall promptly report (i) material issues under this personal trading policy immediately to the Chief Operating Officer of the Funds, and (ii) any material violations to the directors of the Funds.

            PROVISION THREE: PRECLEARANCE OF IPOS AND PRIVATE PLACEMENTS. Unless you are a Fund director, you must obtain written permission from AIG before you purchase IPOs or Private Placements.

______________________

(3) An example of an equivalent Security would be a swap agreement, derivative security or other asset that has the effect or purpose of providing the holder with substantially the same investment experience as the security that it is the equivalent of.

III.	Administration and Enforcement

            Administration and Oversight. AIG is responsible for the administration of this Code of Ethics. Violations of this Code of Ethics shall be subject to the imposition of sanctions pursuant to Section III of the Procedures. AIG will report at least annually on its administration of this Code of Ethics to the directors of the Funds.

            Policies and Procedures for Personal Investing. AIG has instituted the Procedures as being reasonably necessary to assure that you do not violate this Code of Ethics. You are responsible for complying with all Procedures that apply to you. Among other things, the Procedures:

•	Limit your ability to trade Covered Securities at the same time as a Fund, if you participate in its management;

•	Require you to preclear certain transactions in Covered Securities and specify the process for obtaining that preclearance;

•	Provide forms and instructions for reporting transactions and for preclearance of IPOs and Private Placements; and

•	Require you to certify at least annually that you have conducted all personal transactions in Covered Securities in accordance with this Code of Ethics and related UBS and AIG procedures.

            Each Adviser shall describe this Code of Ethics in Part II of its Form ADV and, upon request, furnish clients with a copy of this Code of Ethics. All requests for this Code of Ethics (including requests by investors in the Funds) shall be directed to the Chief Compliance Officer. Each Adviser shall also maintain a copy of this Code of Ethics (and amendments), records of violations of this Code of Ethics and actions taken as a result of the violations, copies of Access Persons' written acknowledgment of receipt of this Code of Ethics, and all other books and records specified in Rules 204-2(a)(12) and (13) under the Advisers Act and Rule 17j-1 under the 1940 Act, for the time periods specified therein.

Schedule I

UBS AIG Advisers

UBS Fund Advisor, L.L.C.
UBS Aspen Management, L.L.C.
UBS Eucalyptus Management, L.L.C.
UBS Juniper Management, L.L.C.
UBS Sequoia Management, L.L.C.
UBS Tamarack Management, L.L.C.
UBS Willow Management, L.L.C.

UBS AIG Funds

UBS Aspen Fund, L.L.C.
UBS Credit & Recovery Fund, L.L.C.
UBS Equity Opportunity Fund, L.L.C.
UBS Equity Opportunity Fund II, L.L.C.
UBS Event & Equity Fund, L.L.C.
UBS Eucalyptus Fund, L.L.C.
UBS Health Sciences Fund, L.L.C.
UBS Juniper Crossover Fund, L.L.C.
UBS M2 Fund, L.L.C.
UBS Multi-Strat Fund, L.L.C.
UBS Sequoia Fund, L.L.C.
UBS Tamarack International Fund, L.L.C.
UBS Technology Partners L.L.C.
UBS Willow Fund, L.L.C.

Schedule II

DEFINITIONS

            As used in this Code of Ethics:

            "Access Person"means:

•	Each director (including Independent Fund Directors), officer and employee of a Fund;

•	Each director, officer and employee of an Adviser, and any other person who provides investment advice on behalf of an Adviser and is subject to the supervision and control of such Adviser;

•	Each director, officer, general partner and employee of any company in a control relationship to the Fund or an Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

•	Each director and officer of UBS Financial Services who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to such Fund regarding the purchase or sale of Covered Securities; and

•	Any natural person in a control relationship to a Fund or an Adviser who obtains information concerning recommendations made to such Fund with regard to the purchase or sale of Covered Securities by such Fund.

            In the event that a person falls within more than one category of Access Person, the more restrictive rules applicable to such categories shall be followed by such person.

            "Beneficial Interest" means the opportunity to share, directly or indirectly, in any profit or loss on a transaction in Securities, including but not limited to all joint accounts, partnerships and trusts.

            "Chief Compliance Officer" means the Chief Compliance Officer of the Funds and the Advisers designated pursuant to Rule 38a-1 under the 1940 Act and/or Rule 206(4)-7 under the Advisers Act.

            "Covered Securities" means any Security other than:

•	Direct obligations of the Government of the United States (excluding agencies);

•	Banker acceptances, bank certificates of deposit, and commercial paper;

•	Instruments that have a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by Moody's or S&P;

•	Shares issued by registered money market funds; and

•	Shares issued by registered open-end investment companies (other than funds for which UBS or any of its affiliates serves as an investment adviser, sub-adviser or principal underwriter).

            "Fund Director Account" means any securities or commodities account in which an Independent Fund Director or an Unaffiliated Interested Fund Director, and any Immediate Family member thereof, has a Beneficial Interest or over which such director has the power, directly or indirectly, to make investment decisions, including accounts where the director acts as custodian, trustee, executor or in any similar capacity

            "Immediate Family" of a person means a person who shares the same household as such person and is related by blood, marriage or adoption, including any child, grandchild, parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, as well as adoptive and step relationships.

            "Independent Fund Director" means, with respect to a Fund, a director of such Fund who is not an "interested person" of such Fund within the meaning of Section 2(a)(19) of the 1940 Act.

            "IPO" or Initial Public Offering means an offering of Securities registered under the Securities Act of 1933, the issuer of which immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

            "Private Placement" means an offering of Securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, 505 or 506 of Regulation D under the Securities Act of 1933.

            "Security" means a security as defined in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act, including (i) a security issued by any collective investment vehicle or fund, (ii) an option to purchase or sell any security, (iii) a security that is convertible or exchangeable for another security and (iv) any other derivative interest relating to a security.

            "Security Transaction" means a purchase or sale of a Security, and includes the writing of an option to purchase or sell the Security.

            "Federal Securities Laws" means: the Securities Act of 1933; the Securities Exchange Act of 1934; the Sarbanes-Oxley Act of 2002; the 1940 Act; the Advisers Act; Title V of the Gramm-Leach-Bliley Act; any rules adopted by the Securities and Exchange Commission under any of the foregoing statutes; the Bank Secrecy Act, as it applies to investment companies (public or private) and investment advisers; and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

            "Unaffiliated Interested Fund Director" means, with respect to a Fund, a director of such Fund who is an "interested person" of such Fund within the meaning of Section 2(a)(19) of the 1940 Act, but who is not an "interested person" of the Adviser to such Fund under clauses (i) through (iv) of Section 2(a)(19)(B) of the 1940 Act.